Exhibit 99.9
                                                                     Page 1 of 2




Joint News Release

Hub International
TSE: HBG

- and -

Kaye Group
NASDAQ:  KAYE


TORONTO, ONTARIO
NEW YORK, NY

April 20, 2001

      HUB INTERNATIONAL LIMITED ELECTS TO PAY ALL CASH FOR KAYE GROUP INC.

Pursuant to the previously announced definitive agreement whereby Hub International Limited has agreed to acquire Kaye Group Inc. by way of a merger transaction, Hub International today has given notice to Kaye Group of its intention to replace all of the convertible debenture component of the merger consideration with an equal amount of cash. Upon the merger, each holder of Kaye Group shares will receive for each share held US$14 cash consideration.

Hub intends to fund the payment of the merger consideration through a combination of its own cash reserves, at least US$35 million from the sale of convertible debentures to Fairfax Financial Holdings Limited (which currently owns approximately 43% of Hub International's outstanding shares) and loans from other lenders upon commercially reasonable terms.

Kaye Group offers insurance brokerage, risk management and underwriting services throughout the United States from its offices in New York, Connecticut, Rhode Island, and California. In 2000 Kaye Group had revenue of US$78 million, and at December 31, 2000 had total assets of US$173 million.

Hub International Limited is an international insurance brokerage with operations in Canada and the United States. In 2000 Hub International had revenue of US$101 million and at December 31, 2000 had total assets of US$217 million. The acquisition of Kaye Group, added to current holdings in Chicago and the Boston metropolitan area, continues Hub International's expansion into the United States.

Completion of this transaction, anticipated to occur in the second quarter of 2001, is subject to the receipt of satisfactory applicable regulatory approvals, approval of the merger by the



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                                                                    Exhibit 99.9
                                                                     Page 2 of 2




shareholders of Kaye Group, compliance with applicable legal and regulatory requirements and standard closing conditions. The holders of approximately 55% of the shares of Kaye Group, under individual agreements, have agreed to vote in favor of the merger, and have granted Hub an irrevocable option to purchase their shares of Kaye Group in the event that the merger is not completed.

This news release does not constitute an offer of any securities for sale.

For further information contact:    Martin P. Hughes, Chairman and C.E.O.
                                    Hub International Limited 312-279-4600

                                    Bruce D. Guthart, Chairman, President
                                      and C.E.O.
                                    Kaye Group Inc. 212-338-2100

Web-sites:        www.hubinternational.com
                  www.kayegroup.com

Web-sites:        www.hubinternational.com
                  www.kayegroup.com




HUB INTERNATIONAL LIMITED                                        KAYE GROUP INC.
214 King Street East, Suite 314                             122 East 42nd Street
Toronto, Ontario Canada M5H 3S6                               New York, NY 10168
Phone: 416.979.5866                                         Phone:  212.338.2100